CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm included under the caption of “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and under the caption of “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information. We also consent to the incorporation by reference of our report dated January 29, 2013 on the financial statements and financial highlights of The Cushing Renaissance Fund as of and for the period ended November 30, 2012 in this Registration Statement under the Securities Act of 1933 on Form N-2.

/s/ Ernst & Young LLP

Dallas, Texas

October 18, 2013